Exhibit 99


                Dillard's, Inc. Declares Cash Dividend


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Sept. 4, 2007--Dillard's, Inc. (NYSE: DDS) (the "Company") announced today that the Board of Directors declared a cash dividend of 4 cents per share on the Class A and Class B Common Stock of the Company payable November 1, 2007 to shareholders of record as of September 28, 2007.


    CONTACT: Dillard's, Inc.
             Julie J. Bull, Director of Investor Relations
             501-376-5965